Exhibit 5.1
April 14, 2011
Board of Directors
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
Ladies and Gentlemen:
We have acted as counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with preparation of the Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”), to be filed with the Securities and Exchange Commission in connection with the registration of 200,000 shares of the Company’s common stock, par value $0.10 (the “Common Stock”), issuable under the Owner’s Club Stock Program.
As such counsel, we have examined the Registration Statement, the Company’s Restated Certificate of Incorporation, the Company’s Restated Bylaws, the resolutions of the Company’s Board of Directors authorizing the Owner’s Club Stock Program and the issuance of the Common Stock under the Owner’s Club Stock Program, and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion. We have relied upon the accuracy of facts and information set forth in all such documents, and assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and authenticity of the originals from which all such copies were made. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors or any committees thereof of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company and that there will be no material changes in the documents we have examined referred to above. We have also assumed that prior to the issuance of the Common Stock, the effectiveness of the Registration Statement shall not have been terminated or rescinded.
Based on the foregoing, it is our opinion that the Common Stock, when issued and sold in the manner referred to in the Registration Statement, will be duly authorized, legally issued, fully paid, and non-assessable.
This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder or that this consent is required by Section 7 of the Securities Act.
This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.
We express no opinion under, or view with respect to, either directly or indirectly, laws other than the General Corporation Law of the State of Delaware. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.
This opinion is furnished to you in connection with the above-described shares, is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.
Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP